Exhibit 4.15

LETTER OF INTENT

意向書

BETWEEN:

立書人：

The Buyer: YD Bio Limited (NASDAQ: YDES), a company incorporated in the Cayman Islands. Registered Address: 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

買方：YD Bio Limited（NASDAQ: YDES）（以下簡稱「買方」），一家在開曼群島註冊登記 （公司地址：89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands）。

The Seller: Safe Save Medical Cell Sciences & Technology Co., Ltd. ("SSMC"), a company incorporated in the Republic of China. Registered Address: 1 F., No. 16, Sec. 2, Shengyi Rd., Zhubei City, Hsinchu County.

賣方：世福細胞醫學科技股份有限公司（以下簡稱「賣方」或簡稱「SSMC」），一家在中華民國（公司地址：新竹縣竹北市生醫路二段 16 號 1 樓）註冊登記之公司。

PREAMBLE

前言

This Letter of Intent (hereinafter referred to as this "LOI") is entered into on January 20, 2026, by and between YD Bio Limited (NASDAQ: YDES) and Safe Save Medical Cell Sciences & Technology Co., Ltd.

ߎ۞է㫮 ͧ љЈ丼䱺 澨 ߎ۞է 澩 ͨ 㧠੼ҫ 2026 ٶ 01 ߃ 20 ޙं YD Bio Limited ͧ NASDAQ : YDES ͨ 厠Ѝक़伶劌或ㄥॠ܉ਁѡ߄ஒҸ՛һգ乗০ 澞 WHEREAS, the Buyer intends to acquire all shares, assets, and business of the Seller (hereinafter referred to as the "Transaction") ; and WHEREAS, the Seller has reached an agreement with the Buyer regarding the terms and conditions of the Transaction ; NOW, THEREFORE, in order to actively cooperate and facilitate the acquisition of equity interests from the Seller’s shareholders by the Buyer, the Parties hereby agree to execute this LOI to be mutually bound by the following terms : 咬֜嶮ސ߄۞巳嶮巚ސФҶୂਁѡ 澝 嶾䟗Ճ㴂⥽ ͧ љЈ丼䱺 澨 ߎ⚥巳ࠄ 澩 ͨ ͫ ৲巚ސ ㆎ㧠ߎ⚥巳ࠄФсޣ㱃ўٝ厠嶮ސ惕ۨՠ۞ ͫ 䛂嶮巚曧ސ䎹䲔㴊ՠҁݐ悹嶮ސ է巚 ސਁ㭆ݶ巳ਁ㺖ঈब昘зؖ ͫ 曧ސһգ乗嬮ߎ۞էљ嶾һգସ، ͹ Article 1 : Effect of LOI ॕ▁㰱 ڿզ㫜ݝԂ 1. Agreement and Binding Effect : The Parties confirm that the execution of this LOI signifies that a mutual agreement has been reached regarding the essential terms and conditions of the Transaction . Either Party shall accept the offer to purchase/sell the Target of the Acquisition made by the other Party in accordance with this LOI . The Parties agree that all terms of this LOI shall be binding and enforceable upon both Parties . 嶮巚曧ސ䬢宸乗০ߎ۞էԯ੮ॐ嶮巚曧ސؼߎ⚥巳ࠄФڷ੽сޣ㱃ўٝ 惕ۨՠ۞ ͫ Ѡ▲ސ㚙ݎՉѕސ҉㤜ߎ۞էݕӟФ巳嶮 / ӟ։⚥巳㶩ङФ੽ 伏 ͫ Ќգ۞ߎ۞էФҶୂ㱃࠮ㆎ曧ސ֮Ӏ߄㝨ߘԃՃⷫ੧ԃ 澞 2. Exclusivity : Prior to the lawful rescission or termination of this LOI, the Seller shall not, directly or indirectly, solicit, assist, or engage in any contact or negotiation with any third party regarding the sale of the Seller’s business, assets, or shares. ߎ۞է侙ՠࡣઆஔ۪佈࠲ӹ ͫ 巚ސЉڱਘ੧۪⧤ԉҿਁ㭆厠ѠѾҿѕআІ ސ ؼӟ։巚ސФ㴂⥽ 澝 嶾䟗۪ਁѡঈब昘сޣ悹੧ݎ嬥۪⧤֌ 澞 3 . Succession of Rights and Obligations : The Parties acknowledge that the rights and obligations under this LOI shall be fully assumed by the offshore holding company upon the completion of the restructuring by the Seller pursuant to Article 3 hereof . However, unless otherwise agreed in writing by the Buyer, the liabilities and warranties owed by the Seller to the Buyer under this LOI shall not be extinguished by such transfer of rights and obligations . 嶮巚曧ސ䬢宸ߎ۞էФ㺖ӯ兴⥽ ͫ 㚙㧠巚ސ҉ߎ۞էআІ㱃؏ۨ曰ُݏਁ Ҹ ՛Ф୍佊ҁ㴂 ͫ ं实曰ُݏਁҸ՛Ҷ㦧傁Չ 澞 Ѹள侙嶮ސ㫮வգ۞ ͫ 巚 ސׂ 㧠ߎ۞է৲㚙嶮ސ۱嶗Ф嶣ѠՃґ屴 ͫ Љ֜ӹ旇㺖ӯ兴⥽Ф१怍৲ࢃ 䇝 澞 Article 2 : Subject Matter ॕз㰱 ♵巳㶗ࣩ The subject matter of the Transaction shall be all shares of the Seller, and all shares of the offshore holding company that holds 100 % equity of the Seller following the restructuring conducted by the Seller in accordance with Article 3 of this LOI for the purpose of executing the Transaction . This includes all assets and business of the Seller existing at the time of signing this LOI and upon the Closing of the Transaction . ߎ⚥巳ࠄФсޣ㶩ङ䎹巚ސФҶୂਁѡ ͫ љՃ巚ސ䎹ⷫ੧ߎ⚥巳ࠄ৲҉㤜ߎ۞է 悹 ੧୍佊 ͧ 寶⨷嫁ߎ۞էআІ㱃 ͨ 㒑ܴ߄巚ސघӣघਁ㺖Ф曰ُݏਁҸ՛ФҶୂ

ਁѡ ͫ ◅ԕխ巚ސ㧠乗০ߎ۞է㩌Ճ؏ۨߎ⚥巳ࠄсԁ㩌ФҶୂ嶾䟗Ճ㴂⥽ 澞 Article 3 : Transaction Structure and Process ॕЅ㰱 рބߌ㵊厠ࡗस Without limiting the Parties' right to arrange other transaction structures for the Transaction by mutual written agreement, the Parties agree to jointly execute the following procedures to facilitate the performance of the Transaction : ֨ЉஒӲ曧ސՐљ㫮வՠ۞؍݌ߎ⚥巳ࠄҿѕсޣ߫㵜ङӹݕЈ ͫ 嶮巚曧ސգ۞ һ գⷫ੧љЈ३پљݐ悹ߎ⚥巳ࠄФ㇎੧ ͹ 1. Corporate Restructuring by Seller : Following the execution of this LOI, the Seller shall undertake an offshore corporate restructuring to assist its shareholders in establishing an offshore holding company named Safe Save Cell (KY) Holdings Limited (hereinafter referred to as the "KY Company") and converting their shares in the Seller into shares of the KY Company, such that the KY Company becomes the sole shareholder of the Seller, holding 100 % of its shares . 巚ސ悹੧Ҹ՛୍佊 ͹ 巚ސ㚙㧠ߎ۞է乗০㒑悹੧Ҹ՛曰୍ُ佊 ͫ ⧤ԉҿਁ 㭆 ۨॹ曰ُݏਁҸ՛ ͧ Ҹ՛դ䱺ؔդ䎹 Safe Save Cell (KY) Holdings Limited ͫ љЈ丼䱺 澨 KY Ҹ՛ 澩 ͨ ◅ㆊ۱ܴ߄Ф巚ސਁѡ怍㠹䎹 KY Ҹ՛ ਁѡ ͫ ҅ KY Ҹ՛ۨ䎹巚ސФ֊▲ਁ㭆◅ܴ߄ҿघӣФघਁѡ 澞 2. Assumption of Rights and Obligations : Within seven (7) business days after the KY Company completes the restructuring and share swap pursuant to the preceding paragraph, the Seller shall cause the KY Company to sign a written agreement with the Seller declaring that the KY Company assumes all rights and obligations arising from this LOI and any other written contracts or oral undertakings signed or reached by the Parties regarding the Transaction .

Furthermore, the KY Company shall undertake to cause its shareholders to fulfill all matters that the Seller was obligated to cause its original shareholders to fulfill prior to the restructuring . ߎ⚥巳ࠄ㺖ӯ兴⥽Ф傁Չ ͹ 巚ސ㚙㧠 KY Ҹ՛҉ӹ柾嫅ؔ؏୍ۨ佊Ճਁѡ 怍㠹㒑ङЄ ͧ 7 ͨ ✫ٗҁޙ⡦ ͫ ҏۨ KY Ҹ՛厠巚ސ乗০利ޢं KY Ҹ՛ 傁Չׂ㧠ߎ۞էՃ嶮巚曧ސؼߎ⚥巳ࠄٝ乗০۪惕ۨФҿѕ㫮வ⼛伏۪ Ս栦܈尩৲ۨॹФ㺖ӯ兴⥽ङ㫮வ⧤岚 ͫ Ќ KY Ҹ՛㚙܈尩ҏۨҿਁ㭆㇎ ੧㚙ं巚ސҏ୍ۨ佊ӹ巚ސԽਁ㭆㇎੧ФҶୂз柾 澞 3 . Purchase and Conversion of KY Company Shares : Upon completion of financial, legal, or other due diligence deemed necessary by the Buyer, and upon assessment that the assets and business conditions of the Seller and the KY Company meet the Purchase Price and Valuation set forth in Article 4 hereof, the Buyer shall submit a written offer to purchase the Target to the shareholders of the KY Company in the following manner : KY Ҹ՛ਁѡФ嶮巚厠怍㠹 ͹ 嶮ސ؏ۨㆎ巚ސ嶘⥽ 澝 ࡣگ۪ҿѕ嶮ސ宸䎹 ڷ ੽Ф߲߾ ͫ Ќ宁ѳ巚ސՃ KY Ҹ՛Ф嶾䟗Ճ㴂⥽䖚䀖অՠФߎ۞էআ֚ 㱃Ф 栉ؔ⠅ࠀׂ䆯 ͫ ҉㤜Јӧސڔէ KY Ҹ՛Фਁ㭆ݕӟ巳嶮⚥巳㶩ङФ 㫮வ੽ 伏 ͹ (1) Major Shareholders (Specific Shareholders) : Defined as shareholders holding more than 10% , the Seller’s founder Yang, Wen - Guang and his spouse, and companies established by the founder holding shares of the Seller (collectively referred to as "Specific Shareholders") . The Buyer will issue new shares to acquire the KY Company shares held by Specific Shareholders through a share swap based on the Purchase Price and Valuation in Article 4 .

大股東（定義：持股比例超過 10%之股東、賣方創辦人楊文光及其配偶，以及創辦人所設立並持有賣方股份之公司，以下合稱「特定股東」)：買方將發行新股，以本意向第四條之預定價格基準與特定股東進行股權轉換，以收購特定股東持有之 KY 公司股份。

(2) General Shareholders: Defined as shareholders holding less than 10%. The Buyer intends to acquire KY Company shares held by General Shareholders with cash; or, if a written application is submitted seven (7) days prior to the signing of the definitive merger agreement, such General Shareholders may elect to receive new shares issued by the Buyer through a share swap based on the Purchase Price and Valuation in Article 4, in the same manner as Specific Shareholders.

一般股東（定義：持股比例低於 10%之股東）：買方擬以現金收購一般股東持有之 KY 公司股份；或於最終併購協議簽約七(7)日前，提出書面申請者，得比照特定股東由買方發行新股，以本意向第四條之預定價格基準進行股權轉換，收購此一般股東持有之 KY 公司股份。

(3) Restricted Securities and Lock-up Period: The new shares issued by the Buyer for the conversion of KY Company shares (hereinafter referred to as "Conversion Consideration Shares") are "Restricted Stock" under Rule 144 of the U.S. Securities Act of 1933. The Seller shall cause and warrant that its shareholders and the KY Company shareholders acknowledge and comply with the following restrictions:

買方發行用以轉換 KY 公司股份之新股（以下簡稱「轉換對價股份」）屬於美國證券交易法 Rule 144 規定之限制性證券（Restricted Stock），賣方應促使並保證其股東及 KY 公司股東知悉並遵守以下限制：

(i) General Lock - up : General Shareholders who acquire new shares issued by the Buyer as consideration for the Transaction through share swap shall comply with the holding period restrictions prescribed by relevant laws (currently six (6) months from the Closing Date, hereinafter referred to as the "General Lock - up Period") ; ▲ਢਁ㭆ਲ਼֜ਁѡ怍㠹৲Ոڱ嶮ސ䤚੧Фޏਁҁ䎹ߎ⚥巳ࠄФс ޣㆎ⠅ৱ ͫ 㚙ସ،ब昘ࡣј۱嫅ؔФܴ߄ߊஒӲ ͧ 䛂䎹ਘсԁޙ૜ ҹ ͧ 6 ͨ ✫߃ ͫ љЈ丼䱺 澨 ▲ਢ揸ؔߊ 澩 ͨ ͺ (ii) Special Lock - up : For Conversion Consideration Shares acquired by Specific Shareholders pursuant to the preceding paragraph, Specific Shareholders agree not to, directly or indirectly, sell, transfer, or otherwise dispose of all or part of such shares for a period of one (1) year from the Closing Date (hereinafter referred to as the "Special Lock - up Period") . Relevant obligations or other restrictions to be fulfilled by Specific Shareholders during the Special Lock - up Period shall be separately agreed upon in writing by the Parties and the Specific Shareholders . ࣔؔਁ㭆侙ंӹ柾আ 1 ࠮嫅ؔ৲ՈڱФ怍㠹ㆎ⠅ޏਁ ͫ ࣔؔਁ㭆գ ۞ ਘсԁޙ૜▲ ͧ 1 ͨ ٶ ͫ ( љЈ丼䱺 澨 ࣔ⣫揸ؔߊ 澩 ͨ Љڱफݎ۪族 ݎӟ ։ 澝 怍岽۪љҿѕѠѾސڔ垰ӣҶୂ۪ୂӣਁѡ 澞 ࣔؔਁ㭆㧠 ࣔ⣫揸 ؔߊ㚙㇎੧Фब昘兴⥽۪ҿѕஒӲ ͫ 㚙ं嶮巚曧ސՃࣔؔਁ 㭆Րљ㫮 வ伏ؔФ 澞 (4) Result of Transaction : The Parties confirm that upon completion of the share acquisition procedures under Paragraph 3 of this Article, the KY Company shall become a wholly - owned subsidiary of the Buyer, and the Buyer shall thereby indirectly acquire and control all shares, business, and assets of the

Seller through the KY Company . 嶮巚曧ސ䬢宸㧠嶮ސ؏ۨߎ㱃আІ柾Фਁѡݶ巳३پ㒑 ͫ KY Ҹ՛ԯ㚙 ۨ䎹嶮ސФҶ嶾׿Ҹ՛ ͫ 嶮ސ◅圧ं KY Ҹ՛৲族ݎՈڱ◅ݏӲ巚ސ ФҶୂਁѡ 澝 㴂⥽Ճ嶾䟗 澞 4 . Performance of Closing : The Parties shall cause the Buyer and all shareholders of the KY Company to complete the closing of the Target shares within thirty (30) days after the Parties confirm in writing that all Conditions Precedent listed in Article 9 hereof have been satisfied . At Closing, the KY Company shall cause its shareholders to cooperate with the Buyer to complete all share transfer registrations and related stock affairs for the Target, and the Buyer shall pay the purchase price or deliver the Conversion Consideration Shares to the General Shareholders and Specific Shareholders in full . сԁҁ㴂Ф㇎੧ ͹ 嶮巚曧ސ㚙ҏۨ嶮ސՃ KY Ҹ՛ФҶୂਁ㭆㧠曧ސ㫮வ 䬢 宸ߎ۞էআЬ㱃۱ӧФү㿙㱃ўҶ㦧ۨؼޙ㒑ङІԝ ͧ 30 ͨ ޙ⡦ ͫ ؏ۨ⚥巳 㶩ङਁѡФсԁ ͫ сԁ㩌 KY Ҹ՛㚙ҏ҅ҿਁ㭆୆ՠ嶮ސ؏ۨ۱߄⚥ 巳㶩ङ Фਁѡ岴޾ख孄Ճब昘ਁ⥽ҁ㴂 ͫ 嶮ސ⤄㚙ײ㦧佬і嶮巚⠅୐۪怍 㠹ㆎ⠅ਁ ѡ厠▲ਢਁ㭆Ճࣔؔਁ㭆 澞 Article 4 : Purchase Price and Valuation ॕ֙㰱 栉ؓ⟕ߡׁ䆝 Based on the Target and the Transaction Structure and Process set forth in the preceding two Articles, the Parties confirm and agree that the Purchase Price and Valuation for the Transaction is as follows : ׂ㧠ӹи㱃嫅ؔФ⚥巳㶩ङՃсޣ⠅巳厠ࡶ३ ͫ 嶮巚曧ސ䬢宸Ќգ۞ߎ⚥巳ࠄФ

栉ؔ⠅ࠀׂ䆯ײЈ ͹ 1. Base Price : The Transaction is based on the Seller's total issued common shares of 69 , 986 , 000 shares as of the date of this LOI (hereinafter referred to as the "Seller Base Share Count") . The Buyer intends to acquire the shares at a price of NT $ 12 per share . The total purchase price of the Transaction shall be calculated on this basis to determine the amount of cash consideration and the number of Conversion Consideration Shares payable by the Buyer to each KY Company shareholder . ߎ⚥巳ࠄ⛨љ巚ސ㧠ߎ۞է乗০ޙФٝ䤚੧Фޯପਁਁѡ偃㦧 69 , 986 , 000 ਁ䎹ׂ䆯 ͧ љЈ丼䱺 澨 巚ސׂ䆯ਁ㦧 澩 ͨ ͫ 嶮ސ栉嬴љ࠿ਁޏ厔㎤ 12 ҫ⠅ ࠀ 悹੧ݶ巳 ͫ ◅㤜࠴嬴঑ߎ⚥巳ࠄФ嶮巚⠅୐偃框 ͫ љ߾ؔ嶮ސㆎ㧠՟⣫ KY Ҹ՛ਁ㭆㚙佬іФ嶮巚⠅୐㦧框Ճ怍㠹ㆎ⠅ਁѡ㦧୏ 澞 2. Adjustment Mechanism : The Buyer’s per - share cash acquisition price and the exchange ratio for Conversion Consideration Shares for the KY Company shall be adjusted proportionally based on the ratio of the total KY Company shares issued after restructuring to the Seller Base Share Count . This ensures that the total valuation derived from multiplying the total KY Company shares by the per - share cash acquisition price equals the total purchase price of the Transaction . 嶮ސㆎ KY Ҹ՛࠿ਁФ䛂୐ݶ巳⠅ࠀՃ怍㠹ㆎ⠅ਁѡࡁ҆ ͫ ㆊ҉ KY Ҹ՛ 㧠୍佊㒑۱㠹䤚Ф巚ސҸ՛ਁѡ偃㦧ㆎ㚙ӹ柾巚ސׂ䆯ਁ㦧Фࡁ҆悹੧ ब㚙寪ޅ ͫ љ䬢ґ KY Ҹ՛ਁѡ偃㦧Ыљ࠿ਁФ䛂୐ݶ巳⠅ࠀФѳқ偃 框 ͫ 厠ߎ⚥巳ࠄФ嶮巚⠅୐偃框ঈқ 澞 3. Conversion Ratio : The Parties shall separately agree in writing on the ratio, calculation method, and relevant base date for converting each KY Company share into Buyer’s company share in accordance with the preceding paragraph. 嶮巚曧ސ㚙҉㤜ӹ柾嫅ؔՐљ㫮வ伏ؔ࠿▲ KY Ҹ՛ਁѡ怍㠹䎹嶮ސҸ ՛ਁѡФࡁ҆ 澝 嬴঑ސڔՃब昘ׂ䆯ޙ 澞 Article 5 : Expenses ॕл㰱 嶲࣐ Unless otherwise agreed in writing, all costs and expenses incurred by each Party in connection with the performance of this LOI and the execution of the Transaction obligations shall be borne by the Party incurring such costs . ஔՐ߄㫮வ伏ؔי ͫ 嶮巚曧ސ՟ਘ䎹㇎੧ߎ۞էՃⷫ੧ߎ⚥巳ࠄब昘兴⥽৲䤚ࣿ Ф▲ Ӥ嶲ऀՃݵӟ ͫ 㚙ं䤚ࣿ实ঈ嶲ऀङ▲ސਘ੧܈㤖 澞 Article 6 : Due Diligence ॕҸ㰱 ߓ旭㺄 1 . Scope of Due Diligence : The Buyer shall have the reasonable right to inspect documents, books, and records related to the Seller and its business, including but not limited to business, legal, financial, and personnel data . This is to enable the Buyer to evaluate and confirm whether the valuation of the Target meets the Purchase Price and Valuation and to determine if there are any facts that violate this LOI or are inconsistent with the representations or warranties made by the Seller or Specific Shareholders . 嶮ސ㚙߄ՠࣲ㺖ӯ߲旭厠巚ސՃҿ㴂⥽ब昘ङކў 澝 ㍹ছՃ੮⡹ ͫ ԕܬѸЉ ஒ㧠㴂⥽ 澝 ࡣ⥽ 澝 嶘⥽Ճыз嶾މ ͫ љӯ嶮ސ宁ѳ◅䬢宸⚥巳㶩ङФѳқީ ի অՠ栉ؔ⠅ࠀׂ䆯 ͫ Ќ߄䐘䤚䛂ѠѾ惖Նߎ۞է۪ЉঅՠԽߎ巚ސ 澝 ࣔؔ ਁ㭆 暒ଚ۪利ޢ㤖ґФзㅲ 澞

2. Cooperation in Due Diligence : The Parties agree that, to facilitate the completion of the agreed matters, the Seller shall cooperate with the Buyer to complete necessary due diligence procedures and unconditionally provide all data and documents required by the Buyer to the Buyer or its designees . 嶮巚曧ސգ۞ ͫ 䎹⧤ԃ؏ۨ伏ؔз柾 ͫ 巚ސ㚙୆ՠ嶮ސ؏ۨڷ੽Фब昘䥭刮寪 ߲ҁ㴂 ͫ ◅䐘㱃ўݕ҈▲Ӥ嶮ސ۱஬Ф嶾މՃކўе嶮ސ۪ҿܶؔФ ы 澞 3. Use of Information : The Buyer shall have the right to access and use any and all documents, lists, or other related records provided by the Seller for tax, compliance, litigation, and other reasonable purposes, provided that reasonable preservation and management measures are taken . 嶮ސㆎ㧠巚ސݕ҈ङѠѾՃ۱߄ކў 澝 դ⯎۪ҿѕब昘孄捦 ͫ ߄㺖䎹䱑⥽ 澝 ࡣ ସ 澝 孠孋Ճҿѕՠࣲऀନ ͫ ߲旭Ճ҅ऀ实ঈ嶾嬶 ͫ Ѹ㚙㠉Ոՠࣲґ؂Ճ ঒ࣲ ݒޑ 澞 Article 7 : Expected Completion Date of Due Diligence ॕЃ㰱 栉嬴ߓߟ؎ۉݺޫ Unless otherwise agreed in writing, the Parties agree to complete the relevant due diligence for the Transaction by March 20 , 2026 , and to confirm in writing whether all Conditions Precedent listed in Article 9 of this LOI have been satisfied . ஔՐ߄㫮வ伏ؔי ͫ 嶮巚曧ސգ۞㚙㧠 2026 ٶ 03 ߃ 20 ޙӹ ͫ ؏ۨߎ⚥巳ࠄФब 昘䥭刮寪߲ҁ㴂 ͫ ◅љ㫮வ䬢宸ߎ۞էআЬ㱃۱ӧФү㿙㱃ўީիٝҶ㦧ۨؼ 澞 Article 8 : Covenants and Warranties ॕҶ㰱 ۩尩厠Ґ屴

1. The Seller represents and warrants that the information provided for inspection is complete and accurate, and that it will sign necessary contract documents as requested by the Buyer to stipulate specific investment terms and matters not covered in this LOI.

   賣方聲明並保證其所提供查核之資訊均屬完整正確，並將按照買方之要求簽署必要之契約文件，以約定具體投資條件及本意向未盡事宜。

2. The Seller represents and warrants that this LOI and all subsequent contracts or documents signed by the Seller shall be fully transferred to and assumed by the KY Company upon the Seller's completion of the KY Company restructuring pursuant to Article 3, Paragraph 1 hereof.

   賣方聲明並保證本意向及後續由賣方簽署之一切契約或文件，應於賣方依本意向第三條第 1 款規定完成 KY 公司之重組作業，悉數由賣方負責移轉與 KY 公司繼受。

3. The Seller covenants that neither the Seller nor its Board of Directors, Shareholders' Meeting, or individual shareholders shall assert any reason to obstruct or delay the succession procedures stipulated in Article 3, Paragraph 2 and the preceding paragraph. Furthermore, they shall not deny, refuse, delay, or conditionally agree to the KY Company's assumption of this LOI and subsequent arrangements regarding the Transaction for any reason (including but not limited to shareholder dissent, supervisor opinions, or third-party objections).

   賣方承諾賣方及其董事會、股東會或個別股東均不得主張任何理由阻卻或延遲本意向第三條第 2 款及前項規定之繼受程序，且不以任何理由（包括但不限於股東異議、監察人意見、第三方異議）否認、拒絕、拖延或附條件同意由 KY 公司繼受本意向及買賣雙方關於本併購案之後續安排。

4. The execution of this LOI by the Seller has been approved by the resolution of the Seller's Board of Directors and has obtained the unanimous consent of the Specific Shareholders . 巚ސ乗০ߎ۞էٝ䙃ڱ巚ސ嗋з㫵㿙岚ପ惐 ͫ ◅Ոڱࣔؔਁ㭆ФҶ㦧գ۞ 澞 5. The Seller represents and warrants that from the date the Parties confirm in writing that all Conditions Precedent in Article 9 hereof have been satisfied until the completion of the Closing of this LOI, the Seller and the KY Company shall continue to operate their business in the ordinary course, and no material adverse change shall occur in their business, assets, or financial condition . 巚ސ利ޢ◅ґ屴ਘ嶮巚曧ސ㫮வ䬢宸ߎ۞էআЬ㱃Фү㿙㱃ўٝҶ㦧ۨ ؼФޙ૜ਙߎ۞էФсԁҁ㴂㇎੧؏ۨӹ ͫ 巚ސՃ KY Ҹ՛ܴ֮傑҉ࣁޘ ߄䓍惎ސڔ侙䓍㴂⥽ ͫ Ќ㴂⥽ 澝 嶾䟗۪嶘⥽䖚䀖◅ߌ䤚ࣿѠѾ୍םЉӯ岴 ԗ 澞 Article 9: Conditions Precedent ॕЫ㰱 Ү㿇㰱ѝ The Parties agree that the Closing obligations under this LOI shall only be performed after the Parties have confirmed in writing that the following conditions have been fully satisfied: 嶮巚曧ސգ۞љ㫮வ䬢宸љЈ㱃ўٝҶ㦧ۨؼ㒑 ͫ ߎ۞է׷㚙悹੧с ԁҁ㴂Ф㇎੧ ͹ 1. The Seller shall have completed the corporate restructuring prior to the Closing Date, such that the KY Company becomes the sole shareholder of the Seller, holding 100 % of its equity . 巚ސ㚙㧠сԁޙӹ ͫ ؏ۨҸ՛୍佊 ͫ ҅ KY Ҹ՛ۨ䎹巚ސФ֊▲ਁ㭆◅ܴ

߄ҿघӣФघਁ㺖 澞 2. The Buyer shall have completed necessary due diligence and confirmed that the valuation of the Target meets the Purchase Price and Valuation, and no facts violating the representations or warranties of the Seller, the KY Company, or Specific Shareholders have been discovered . 嶮ސٝ؏ۨڷ੽Фब昘䥭刮寪߲ҁ㴂 ͫ ◅䬢宸⚥巳㶩ङФѳқঅՠ栉ؔ⠅ ࠀ ׂ䆯 ͫ Ќߌ䤚䛂ѠѾ惖Ն巚ސ 澝 KY Ҹ՛Ճࣔؔਁ㭆暒ଚ۪利ޢ㤖ґФ зㅲ 澞 3. From the date of execution of this LOI until the date the Parties confirm the satisfaction of Conditions Precedent in writing pursuant to this Article, the Seller and the KY Company shall have continued to operate their business in the ordinary course, and no material adverse change shall have occurred in their business, assets, or financial condition . ਘߎ۞է乗০ޙ૜ਙ嶮巚曧ސ҉ߎ㱃嫅ؔ؏ۨү㿙㱃ўФ㫮வ䬢宸Фޙ ࠲ ͫ 巚ސՃ KY Ҹ՛ܴ֮傑҉ࣁޘ߄䓍惎ސڔ侙䓍㴂⥽ ͫ Ќ㴂⥽ 澝 嶾䟗۪ 嶘⥽䖚䀖◅ߌ䤚ࣿѠѾ୍םЉӯ岴ԗ 澞 Article 10 : Termination ॕԜ㰱 佈ࠓڿզ Following the execution of this LOI, if either Party breaches this LOI or the covenants and warranties made hereunder, the other Party may notify the defaulting Party in writing to cure such breach within a specified period . If the defaulting Party fails to cure the breach within the specified period, or if the breach is material and cannot be cured, or if there is a risk that the Transaction cannot be continued, the other Party may rescind or terminate this LOI in writing . ߎ۞է乗০㒑 ͫ Ѡ▲ސײ惖Նߎ۞էՃҿ

҉ߎ۞է۱䎹Ф܈尩Ճґ屴㩌 ͫ ѕސڱљ㫮வପऽ惖伏ސஒߊݷ࠳ ͫ 惖伏ސߌସ ߊݷ࠳ 澝 惖伏ە䷠୍ם䐘ࡣݷ࠳۪߄ਚߎ⚥巳ࠄ䐘ࡣ傁傑㇎੧Ф垸㩌 ͫ ѕސڱљ 㫮வ આஔ۪佈࠲ߎ۞է 澞 Article 11: Confidentiality ॕԜ▁㰱 Ґؤ㰱ࠏ 1. The Parties agree that the matters agreed upon in this LOI and any meetings, negotiations, and terms discussed during the negotiation of the formal agreement, whether oral, written, or in any other form, constitute "Confidential Information . " 曧ސգ۞ ͫ ؼߎ۞է۱伏ؔФз柾Ճ曧ސ㧠岚ؔ࠳ڔ⼛伏ߊ族ФѠѾ㫵岚 澝 ⧤ ֌Ճ岚伏㱃ў ͫ Љ封Ս栦 澝 㫮வ۪ѠѾڥڔ ͫ ֮㇕ 澨 㷬إз柾 澩澞 2. The Parties and their respective owners, employees, agents, or any persons with access to Confidential Information agree to maintain strict confidentiality regarding this LOI, the identities of the Parties, the content of this LOI, all related discussions and negotiations concerning the subject matter hereof, and all related "Confidential Information" provided by the Parties . If any such person violates this obligation, the relevant Party shall be jointly and severally liable for damages with the violating person . 曧ސ䠞зыՃҿ՟ਘङ۱߄ы 澝 ⬔ٗ厠їࣲы۪ѠѾ߄ݎ嬥㷬إз柾Фы գ ۞ㆎߎ۞է 澝 䠞зы૯ӣ 澝 ߎ۞է⡦ؠ 澝 ۱߄ब昘嬺封厠߄昘ߎ۞է㶩 ङз 柾Ф⧤֌ ͫ љՃ曧ސ۱ݕ҈ङ۱߄ब昘 澨 㷬إз柾 澩 ͫ ֮㚙ⳏࠀґإ 兴⥽ ͫ ײӹ旇ы⬔惖Ն㩌 ͫ 实ސ㚙厠惖ՆФы嶗悪㍼巗⠫嶣Ѡ 澞 3. The Parties agree that, unless already publicly disclosed, this confidentiality obligation shall survive the termination of this LOI . Confidential Information of each Party remains the exclusive property of that Party, even if disclosed or delivered to the other Party . Upon the conclusion of negotiations described herein, or at any time deemed appropriate by the Seller in its sole discretion, upon written request by the Seller, the Buyer shall immediately return to the Seller or destroy all Confidential Information obtained from the Seller (including all copies and any form of summaries or notes thereof) and shall not retain it in any form, unless otherwise agreed in this LOI . 曧ސգ۞ ͫ 实ґإ兴⥽ஔٝҸ旇ݘரי ͫ 㚙֨ߎ۞է佈࠲㒑ёܴ傑߄ݼ ͺ ۘ ࠿▲ސФ㷬إ嶾嬶䎹实ސㆋ㇕۱߄ ͫ ԯ҅ٝݘர۪сіеㆎސуգ 澞 Ќ㧠ߎ ۞է۱ଚФ⧤֌佖ߘ㩌 ͫ ۪㧠巚ސ߿㤜ҿਘ੧Ӯ㧜ङѠѾ㩌族 ͫ 巚ސ ݕӟ㫮 வ寶ࡌ㩌 ͫ 嶮ސ㚙ॹԯㆊҿਘ巚ސՈڱङ۱߄㷬إ嶾嬶 ͧ ԕܬ۱߄ 实嶾嬶ङ ԀߎՃѠѾڥڔङݤ੽۪䵳孄 ͨ Ҷୂ㻵惾巚ސ۪ељ挙㼸 ͫ Љڱ љѠѾڥڔ ऊ؂ 澞 Ѹߎ۞էՐ߄伏ؔৱ ͫ Љ֨࠴ஒ 澞 4 . This LOI shall also be governed by the terms of the Non - Disclosure Agreement (NDA) signed by the Parties prior to the execution of this LOI, and the terms of such NDA are deemed fully incorporated into this LOI . ߎ۞էу㚙Չ曧ސ㧠乗০ߎ۞էӹ۱乗嬮Фґإ⧤岚Ф㱃࠮伏ߘ ͫ 实ґإ ⧤ 岚Ф㱃࠮嫌գ؏Ҷ优ҵߎ۞է 澞 Article 12 : Entire Agreement ॕԜз㰱 ؎ݦ⦴岚 This LOI constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior oral and written agreements between the Parties related thereto .

ߎ۞է㵜ۨ曧ސؼߎ۞է㶩ङ۱惕ۨङ؏ޅ⧤岚 ͫ ◅Ոї曧ސүӹ厠࠴ब昘ङ۱ ߄Ս栦չ㫮வ⧤岚 澞 Article 13 : Amendment and Waiver ॕԜЅ㰱 Ғݘոݚ㱔 This LOI may not be amended, modified, or supplemented unless by a written agreement signed by the Party against whom enforcement of such amendment, modification, or supplement is sought . The waiver of any term of this LOI shall not be deemed or constitute a waiver of any other term . No waiver shall be binding unless in writing and signed by the Party granting the waiver . ߎ۞էЉڱғݷ 澝 岴޾۪娘ҭ ͫ ஔள侙ੴ੽ࡌⷫ੧ғݷ 澝 岴޾۪娘ҭङ▲ސ乗০㫮வ ⧤岚 澞 ㆎߎ۞էѠѾ㱃࠮ङݹ㱦Љڱ嫌䎹۪㵜ۨㆎѠѾҿѕ㱃࠮ङݹ㱦 澞 ஔ ளंݹ 㱦崼Ҳङ▲ސљ㫮வ乗০ ͫ ի⤄ѠѾ崼Ҳ֮ЉӀ伏ߘԃ 澞 Article 14 : Notices ॕԜ֙㰱 ૹऍ Any notice or other communication required or permitted under this LOI shall be in writing and shall be delivered personally, sent by facsimile, or sent by registered mail or express courier (postage prepaid) . Any such notice shall be deemed delivered upon personal delivery or facsimile transmission, or (if mailed) five days after the date of mailing . The addresses for notices are as follows : ߎ۞է੽ࡌ۪Ҫ孝ङѠѾପऽ۪ҿѕପ嬶֮㚙љ㫮வ䎹Ф ͫ ◅㚙㠉ऀ嫠ਘ惞ଟ 澝 ଥ 惐⟂ऱ䤚ଟ۪ଥ惐㠃垹Ғ 澝 ࣔڽㆋ惞 ͧ 慧嶾栉і ͨ ङސڔ䤚ଟ 澞 ѠѾ࠴桗ପऽ㚙㧠 嫠ਘ惞ଟ۪⟂ऱ䤚ଟ㩌嫌䎹ٝଟ惕 ͫ ۪ ͧ ײ䎹慧ؤ ͨ 㧠ؤӟФޙ૜мמ㒑 ͫ

嫌䎹ٝଟ惕 ͫ ପऽ֪֭ײЈ۱ॐ ͹ Buyer ( 嶮ސ ):  Recipient: YD Bio Limited  Address: 17 F., No. 3, Park St., Nangang Dist., Taipei City  ݶўы ͹ YD Bio Limited  ֪֭ ͹ ՖԘ١ԧ࢔⧘ⴡ⧘੪ 3 垹 17 㶣 Seller ( 巚ސ ):  Recipient: Safe Save Medical Cell Sciences & Technology Co., Ltd.  Address: 1 F., No. 16, Sec. 2, Shengyi Rd., Zhubei City, Hsinchu County (Hsinchu Biomedical Science Park)  ݶўы ͹ Ѝक़伶劌或ㄥॠ܉ਁѡ߄ஒҸ՛  ֪֭ ͹ ޏঁ倩ঁԘ١ࣿ或૨ 2 ࠼ 16 垹 1 㶣 ( ޏঁࣿ或ⴡ⧘⡦ ) Either Party may designate another address or person to receive notices under this LOI by giving notice to the other Party in accordance with this provision . ѠѾ▲ސ֮Օ҉ߎ࠮嫅ؔէՐ▲ސ䤚ӟପऽ ͫ ܶؔՐ▲֪۪֭ы⬔ݎݶߎ۞է柾 Ј ङପऽ 澞 Article 15: Governing Law and Jurisdiction ॕԜл㰱 䆝㤊ࡄՂ՟ڿॡ怈 This LOI shall be governed by and construed in accordance with the laws of the Republic of China (Taiwan), excluding the application of any foreign laws or conflict of laws rules . Matters not covered in this LOI shall be governed by relevant ROC laws . If any dispute arises regarding the performance of this LOI, the Parties shall negotiate in good faith at any time, or supplement this LOI in writing if necessary . In the event of litigation, the Parties agree to submit to the exclusive jurisdiction of the Taiwan Taipei District Court as the court of first instance . ߎ۞էљИ啠ࡇⴚࡣگ䎹䆯㤜ࡣ ͫ ◅݌ஔ▲Ӥࢄי۪妧ॳࡣјФ惨ऀ ͫ ߎ۞էײ

߄ߌ䥭зؖ ͫ ֮惨ऀИ啠ࡇⴚब昘ࡣјФ嫅ؔ 澞 ײѠ▲ސ㧠ߎ۞էФ㇎੧߄࠷嫁 㩌 ͫ 㚙暽㩌Մױ⧤֌ ͫ ۪㧠ڷ੽㩌љ㫮வ׍娘ߎ۞է 澞 ײ߄ࢄ孋Фڷ੽㩌 ͫ ՟ސ ՠ۞ љ厔䍪厔Ԙ֪ސࡣஓ䎹আ▲ㅴ঒怈ࡣஓ 澞 Article 16: Miscellaneous ॕԜҸ㰱 ଡ଼⣔ 1. This LOI is executed in two originals. Upon signature by the Parties, each Party shall retain one original as proof. ߎ۞է▲ڔ嶪ѡ ͫ 侙՟ސ䠞зы乗ॾ㒑 ͫ ं嶮巚曧ސ՟ⷫ▲ѡ࠳ߎ䎹㙢 澞 2. If the signing dates of the Parties differ, the latest signing date shall be the Effective Date of this LOI. ՟ސؼߎ۞էФ乗০ޙߊײ߄Љգ㩌 ͫ 㚙љ߂㒑Ф乗০ޙߊҁ䎹ߎ۞էФ ࣿ ݼޙ 澞 (Signature Page Follows / Јݎ乗০柺 )

Buyer: YD Bio Limited
買方： YD Bio Limited

Company Registration No.: OC-415715
公司編號： OC-415715

Authorized Representative: Hsieh-Tsung Shen
負責人： 沈協聰

Signature: ___________________________
簽章： ___________________________

Identification No.: F127990232
身分證字號： F127990232

Address: 17 F., No. 3, Park St., Nangang Dist., Taipei City
地址： 台北市南港區園區街 3 號 17 樓

Date: ____________, January 2026
簽署日期： 西元 2026 年 01 月 日

Seller: Safe Save Medical Cell Sciences & Technology Co., Ltd.
賣方： 世福細胞醫學科技股份有限公司

Uniform Business No.: 53527046
統一編號： 53527046

Authorized Representative: Wen-Kuang Yang
負責人： 楊文光

Signature: ___________________________
簽章： ___________________________

Identification No.: A129741287
身分證字號： A129741287

Address: 1 F., No. 16, Sec. 2, Shengyi Rd., Zhubei City, Hsinchu County
地址： 新竹縣竹北市生醫路二段 16 號 1 樓

Date: ____________, January 2026
簽署日期： 西元 2026 年 01 月 日